Exhibit 99.1

NEWS RELEASE
For more information, contact:	November 1, 2005
Lisa F. Campbell, Executive Vice President and CFO
lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS

EARNINGS FOR THIRD QUARTER 2005

Dunn, NC. . . New Century Bancorp, Inc. (the “Company” — NASDAQ: NCBC), the holding company for New Century Bank and New Century Bank of Fayetteville, reported net income for the quarter ended September 30, 2005 of $812,000 compared to $661,000 for the same period in 2004. Basic and diluted earnings per share for third quarter 2005 were $0.19 and $0.18, respectively, compared to basic and diluted earnings per share for third quarter 2004 of $0.16 and $0.15, respectively. For the nine months period ended September 30, 2005, net income for the Company was $2.6 million, compared to $1.2 million for the same period in 2004, an increase of 117%. Basic and diluted earnings per share for the first nine months of 2005 were $0.62 and $ $0.58, respectively, compared to basic and diluted earnings per share for the first nine months of 2004 of $0.28 and $0.27, respectively.

As of September 30, 2005, the Company reported total assets of $401.5 million compared to $324.1 million at September 30, 2004, an increase of 24%.

Total deposits were $336.2 million and total loans were $320.7 million at the end of third quarter 2005, compared to total deposits of $267.0 million and total loans of $251.2 million as of the end of third quarter 2004, increases of 26% and 28%, respectively.

“The management team and our Board of Directors are pleased with New Century Bancorp’s financial results in 2005.” said John Q. Shaw, president and CEO of the Company. “Increases in net income are a result of earning assets that grew substantially over the past year, and continue to grow at a steady rate. Positive growth in noninterest income resulted from mortgage and SBA lending activities, as it has for most of 2005.

“During the third quarter we expanded our facilities by leasing a new Operations Center in downtown Dunn and completing a new banking office in Goldsboro. We look forward to the opportunities that these new facilities will provide as we strive to serve our customers in all of our markets.”

New Century Bank has offices in Dunn, NC, Clinton, NC, and Goldsboro, NC and New Century Bank of Fayetteville serves Fayetteville through a new headquarters and banking office at 2818 Raeford Road in Fayetteville, NC.

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www.newcenturybanknc.com

The information as of and for the quarter and nine months ended September 30, 2005 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share and nonfinancial data)

	At or for the three months Ended September 30,		At or for the nine months Ended September 30,
	2005	2004	2005	2004
Operating Data:
Total interest income	$6,520	$4,143	$17,524	$10,682
Total interest expense	2,740	1,461	7,061	3,507

Net interest income	3,780	2,682	10,463	7,175
Provision for loan losses	770	310	1,702	1,389

Net interest income after provision	3,010	2,372	8,761	5,786
Noninterest income	579	452	1,745	1,107
Noninterest expense	2,368	1,785	6,572	5,056

Income before income taxes	1,221	1,039	3,934	1,837
Provision for income taxes	409	378	1,323	656

Net income	$812	$661	$2,611	$1,181

Per Share Data, restated for an 11-for-10 stock split effective June 2004 and a 3-for-2 stock split effective July 2005:
Earnings per share - basic	$0.19	$0.16	$0.62	$0.28
Earnings per share - diluted	0.18	0.15	0.58	0.27
Market price
High	25.57	16.67	25.57	20.17
Low	14.67	14.50	12.67	9.09
Close	25.57	15.50	25.57	15.50
Book value	7.56	6.59

Weighted average shares outstanding
Basic	4,224,237	4,193,732	4,218,159	4,193,732
Diluted	4,594,177	4,450,050	4,475,183	4,405,356

Selected Quarter End Balance Sheet Data:
Loans	$320,695	$251,154
Allowance for loan losses	5,095	3,540
Other earning assets	65,906	61,382
Total assets	401,520	324,155
Deposits	336,210	267,035
Borrowings	19,352	15,126
Junior Subordinated Debentures	12,372	12,372
Shareholders’ equity	31,939	28,403

	3rd Qtr		YTD
Selected Average Balances:
Total assets	$393,559	$306,920	$369,542	$258,583
Loans, net of allowance	306,441	239,255	289,276	206,627
Total interest-earning assets	379,400	296,330	355,701	248,640
Deposits	329,110	262,063	306,825	216,586
Total interest-bearing liabilities	312,935	242,600	295,124	199,533
Shareholders’ Equity	31,969	28,511	31,178	27,931

Selected Performance Ratios:
Return on average assets	0.82%	0.86%	0.94%	0.61%
Return on average equity	10.08%	9.22%	11.20%	5.65%
Net interest margin	3.95%	3.66%	3.93%	3.85%
Noninterest expense to average assets	2.39%	2.31%	2.38%	2.62%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.36%	0.57%
Allowance for loan losses to period-end loans	1.59%	1.41%
Net loan charge-offs to average loans	0.14%	0.19%

Other Data:
Number of banking offices	4	4
Number of full time equivalent employees	85	68